Exhibit 99.1

FOR IMMEDIATE RELEASE:

ISS RECOMMENDS WESTERN DIGITAL SHAREHOLDERS VOTE “FOR” ACQUISITION OF SANDISK

IRVINE, Calif. – Feb. 29, 2016 – Western Digital Corporation (NASDAQ: WDC) today announced that Institutional Shareholder Services (ISS), a leading independent proxy advisory firm, has issued a report recommending that Western Digital shareholders vote to approve the issuance of Western Digital stock (the NASDAQ Stock Issuance Proposal) in the proposed acquisition of SanDisk Corporation (NASDAQ: SNDK) and all other proposals described in Western Digital’s proxy statement/prospectus relating to the company’s special meeting of shareholders to be held on March 15, 2016.

“We are pleased that ISS has recommended voting in favor of this compelling combination,” said Steve Milligan, chief executive officer of Western Digital. “The Western Digital Board of Directors believes that the acquisition of SanDisk is the best strategic option for the company and the path that creates the most long-term value for shareholders. This combination is the next step in our ongoing strategy to transform Western Digital into a leading storage solutions company with global scale, extensive product and technology assets, and deep expertise in non-volatile memory.”

In its statement to clients, ISS said: “Support FOR the proposed merger is warranted given the strategic rationale – including complementary product lines, a doubling of the addressable market, and the ability to transition Western Digital beyond its core but declining HDD business – as well as synergies of $1.1 billion, expected earnings accretion within 12 months of closing, and the ability to adjust the cash component of the merger consideration if necessary to maintain financial flexibility.”

SanDisk has a strong global team and technology capability that will complement the Western Digital portfolio exceptionally well. As previously disclosed, the combined company is expected to achieve full annual run-rate synergies of $500 million within 18 months post-closing, and these synergies are expected to increase to approximately $1.1 billion by 2020.

Acquiring SanDisk is the logical next step in Western Digital’s long-term strategy to achieve leadership in storage and memory, driven by product diversification and vertical integration. The transformational acquisition was the result of a multi-year strategic review. It represents the capstone in Western Digital’s strategy to become a media-agnostic, vertically integrated storage solutions provider. With SanDisk, the company will have a more extensive product portfolio, double its addressable market, be a larger supplier of solid state drives – the fastest growing market segment – and have access to captive NAND supply through SanDisk’s partnership with Toshiba.

Western Digital firmly believes this transaction maximizes value for both Western Digital and SanDisk shareholders. The transaction is expected to be EPS accretive on a non-GAAP basis in calendar year 2017, and the combined company’s ability to generate significant cash flow will allow it to reduce debt quickly, while maintaining its strong dividend policy. Western Digital also has an experienced management team with demonstrated expertise in driving significant value creation, particularly with regard to successful integration of acquired companies.

Western Digital’s board of directors unanimously recommends that Western Digital shareholders vote “FOR” the proposal to issue Western Digital common stock to acquire SanDisk, which is necessary to complete the transaction.

ISS Recommends Western Digital Shareholders Vote “FOR” Acquisition of SanDisk

Western Digital’s special meeting of shareholders is scheduled to take place on March 15, 2016, at 8am local time at 3333 Michelson Drive, Irvine, California. Western Digital shareholders of record at the close of business on Feb. 3, 2016 will be entitled to vote at the special meeting.

Shareholders are urged to support the SanDisk transaction by voting “FOR” the three proposals being presented to shareholders, including the share issuance proposal. Shareholders may vote by telephone, Internet or by returning a signed proxy or voting instruction form by mail. Investors with questions regarding the transaction or how to vote their shares may contact the firm’s proxy solicitor, Morrow & Co, LLC at 1 (877) 849-0763.

About Western Digital

Western Digital Corporation (NASDAQ: WDC) is an industry-leading developer and manufacturer of storage solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with effective technology deployment, high efficiency, flexibility and speed. Our products are marketed under the HGST and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. For more information, please visit www.hgst.com and www.wd.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding Western Digital Corporation’s (“Western Digital”) proposed merger with SanDisk Corporation (“SanDisk”) (including financing of the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding Western Digital’s (and Western Digital’s and SanDisk’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the use of forward-looking words, such as “may,” “will,” “could,” “would,” “should,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “approximate,” “intend,” “upside,” and the like, or the use of future tense. Statements contained herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of Western Digital (and the combined businesses of Western Digital and SanDisk), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of Western Digital based upon currently available information. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.

Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from Western Digital’s expectations as a result of a variety of factors, including, without limitation, those discussed below. These forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Western Digital is unable to predict or control, that may cause actual results, performance or plans to differ materially from those expressed or implied by such forward-looking statements, including: volatility in global economic conditions; business conditions and growth in the storage ecosystem; pricing trends and fluctuations in average selling

ISS Recommends Western Digital Shareholders Vote “FOR” Acquisition of SanDisk

prices; the availability and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; the development and introduction of products based on new technologies and expansion into new data storage markets; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including Western Digital’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Western Digital undertakes no obligation to update these forward-looking statements to reflect new information or events.

Risks and uncertainties related to the proposed merger include, but are not limited to, the risk that SanDisk’s shareholders do not approve the merger or that Western Digital’s shareholders do not approve the issuance of stock in the merger (to the extent such approval is required), potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the merger, uncertainties as to the timing of the merger, the possibility that the closing conditions to the proposed merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary approval, adverse effects on Western Digital’s stock price resulting from the announcement or completion of the merger, competitive responses to the announcement or completion of the merger, costs and difficulties related to the integration of SanDisk’s businesses and operations with Western Digital’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the merger, uncertainties as to whether the completion of the merger or any transaction will have the accretive effect on Western Digital’s earnings or cash flows that it expects, unexpected costs, liabilities, charges or expenses resulting from the merger, litigation relating to the merger, the inability to retain key personnel, and any changes in general economic and/or industry-specific conditions. In addition to the factors set forth above, other factors that may affect Western Digital’s or SanDisk’s plans, results or stock price are set forth in Western Digital’s and SanDisk’s respective filings with the SEC, including Western Digital’s and SanDisk’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and Western Digital’s most recent registration statement on Form S-4, referred to below. Many of these factors are beyond Western Digital’s and SanDisk’s control. Western Digital and SanDisk caution investors that any forward-looking statements made by Western Digital or SanDisk are not guarantees of future performance. Neither Western Digital nor SanDisk intend, or undertake any obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between Western Digital and SanDisk. In connection with the proposed merger, Western Digital filed a registration statement on Form S-4 with the SEC on Dec. 11, 2015, as amended by Amendment No. 1, dated Jan. 27, 2016 and by Amendment No. 2, dated Feb. 5, 2016, which was declared effective by the SEC on Feb. 5, 2016, and Western Digital filed the definitive proxy statement/prospectus on Feb. 5, 2016. Western Digital and SanDisk began to mail the definitive joint proxy statement/prospectus to their respective shareholders on Feb. 5, 2016. This material is not a substitute for the joint proxy statement/prospectus or registration statement or for any other document that Western Digital or SanDisk may file with the SEC and send to Western Digital’s and/or SanDisk’s shareholders in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS OF WESTERN DIGITAL AND SANDISK ARE URGED TO READ ALL

ISS Recommends Western Digital Shareholders Vote “FOR” Acquisition of SanDisk

RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus as well as other filings containing information about Western Digital and SanDisk, without charge, at the SEC’s website, http://www.sec.gov. Copies of the documents filed with the SEC by Western Digital will be available free of charge on Western Digital’s website at http://www.wdc.com. Copies of the documents filed with the SEC by SanDisk will be available free of charge on SanDisk’s website at http://www.sandisk.com.

Participants in Solicitation

Western Digital, SanDisk and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from their respective shareholders in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the proposed transaction is set forth in the definitive joint proxy statement/prospectus referred to above. You can find information about Western Digital’s and SanDisk’s executive officers and directors in the definitive proxy statement referred to above and about SanDisk’s executive officers and directors in its definitive proxy statement filed with the SEC on April 27, 2015. You can obtain free copies of these documents from Western Digital and SanDisk, respectively, using the contact information above. Investors may obtain additional information regarding the interest of such participants by reading the joint proxy statement/prospectus filed on Western Digital’s most recent Form S-4.

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Western Digital Media Contact: Jim Pascoe Western Digital Corp. 408.717.5950 jim.pascoe@wdc.com	Western Digital Investor Contact: Bob Blair Western Digital Corp. 949.672.7834 robert.blair@wdc.com

Brunswick Group Media Contact: Monika Driscoll Brunswick Group 212.333.3810